EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of xG Technology, Inc. (the “Company”) on Form S-8 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 14, 2016 with respect to our audit of the financial statements of xG Technology, Inc. as of December 31, 2015 and for the year then ended appearing in the Annual Report on Form 10-K of xG Technology, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 15, 2016